Exhibit 10.5
AMENDED AND RESTATED SEVERANCE AGREEMENT
This SEVERANCE AGREEMENT (this “Agreement”), is entered into between Express, LLC, a Delaware limited liability company (the “Company”), and [•] (the “Executive”) as of [•], 2013 (the “Effective Date”).
W I T N E S S E T H:
WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms on which the Executive may be entitled to severance benefits from the Company.
WHEREAS, this Agreement supersedes and replaces in its entirety that certain Severance Agreement, dated [__], between Express, LLC and Executive and any other agreement entered into between the Executive and the Company (or any of its affiliates) prior to the Effective Date of the same subject matter.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive hereby agree as follows:
1.At-Will Nature of Employment. The Executive acknowledges and agrees that the Executive's employment with the Company is and shall remain “at-will” and the Executive's employment with the Company may be terminated at any time and for any reason (or no reason) by the Company or the Executive, with or without notice, subject to the terms of this Agreement. During the period of the Executive's employment with the Company, the Executive shall perform such duties and fulfill such responsibilities as reasonably requested by the Company from time to time commensurate with the Executive's position with the Company.

(a)Termination of Employment by the Company. The Company may terminate the Executive's employment at any time with or without Cause (as defined below). For purposes of this Agreement, “Cause” shall mean that the Executive (1) failed to perform the Executive's material duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness); or (2) has pleaded “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in misconduct in bad faith which could reasonably be expected to materially harm the Company's business or its reputation. The Executive shall be given written notice by the Company of a termination for Cause, which shall state in detail the particular act or acts or failures to act that constitute the grounds on which the termination for Cause is based.

(b)Termination of Employment by the Executive. The Executive may terminate employment hereunder without “Good Reason” by delivering to the Company, not less than thirty (30) days prior to the Termination Date, a written notice of termination. The Executive may terminate employment hereunder for “Good Reason” by delivering to the Company not less than thirty (30) days prior to the Termination Date, a written notice of termination setting forth in reasonable detail the facts and circumstances which constitute Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of the following reasons: (i) the assignment to the Executive of any duties materially inconsistent with the Executive's positions, material duties, authority, responsibilities or reporting requirements with the Company; (ii) a reduction in or a material delay in payment of the Executive's total cash compensation; (iii) the Company requires the Executive to be based outside of the United States, other than on travel reasonably required to carry out the Executive's duties to the Company; or (iv) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) days after a Change in Control (as defined below). The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company's thirty (30)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

(c)Termination of Employment due to Death or Disability. The Executive's employment shall terminate upon the Executive's death or Disability (defined below).

(d)Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive shall be communicated by a written Notice of Termination addressed to the Executive or the Company, as applicable. A “Notice of Termination” shall mean a notice stating that the Executive's employment with the Company has been or will be terminated and the specific provisions of this Section 1 under which such termination is being effected.

2.Compensation Upon Certain Terminations by the Company.

(a)If the Executive's employment is terminated (i) by the Company other than for Cause, death or Disability or (ii) by the Executive for Good Reason, the Company's sole obligations hereunder shall be as follows:

(i)the Company shall pay the Executive the Accrued Compensation (defined below);

(ii)subject to Section 2(f) and the Executive's continued compliance with the obligations in Sections 3 hereof:

(1)The Company shall continue to pay the Executive the Executive's base salary in effect on the Termination Date for a period of eighteen months (18) months following the Termination Date;

(2)The Company shall pay the Executive any cash incentive compensation that the Executive would have received if the Executive had remained employed with the Company for a period of one (1) year after the Termination Date; and

(3)Subject to the Executive's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for up to eighteen (18) months following the Termination Date, the Company shall, at its expense, provide to the Executive and the Executive's beneficiaries medical and dental benefits similar in the aggregate to the those provided to the Executive immediately prior to the Termination Date; provided, however, that the Company's obligation to provide such benefits shall cease upon the earlier of (i) the Executive's becoming eligible for such benefits as the result of employment with another employer and (ii) the expiration of the Executive's right to continue such medical and dental benefits under applicable law (such as COBRA); provided, further, that notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 2(a)(ii)(3) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

For purposes of this Agreement, “Termination Date” shall mean in the case of the Executive's death or Disability, the date of death or Disability, or in all other cases of termination by the Company or the Executive, the date specified in writing by the Company or the Executive as the Termination Date in accordance with Section 1.
(b)If the Executive's employment is terminated by the Company for Cause, by the Executive without Good Reason or by reason of the Executive's death, the Company's sole obligation hereunder shall be to pay the Executive the following amounts: (i) any earned and unpaid base salary, (ii) reimbursement for any and all monies advanced or expenses incurred through the Termination Date, and (iii) any earned compensation which the Executive had previously deferred (including any interest earned or credited thereon) pursuant to the Company's Supplemental Retirement Plan (collectively, the “Accrued Compensation”). The Executive's entitlement to any other benefits shall be determined in accordance with the Company's employee benefit plans then in effect.

(c)If the Executive's employment is terminated by the Company by reason of the Executive's Disability, the Company's sole obligations hereunder shall be as follows:

(i)the Company shall pay the Executive the Accrued Compensation; and

(ii)the Executive shall be entitled to receive any disability benefits available under the Company's Long-Term Disability Plan (if any).

(iii)For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive's ability to substantially perform the Executive's duties under this Agreement for a period of at least six (6) months in any twelve (12)-month calendar period as determined in accordance with the Company's Long-Term Disability Plan or, in the absence of such plan, as determined by the Company's Board.

(d)This Section 2(d) shall apply if there is a termination of the Executive's employment (i) by the Company other than for Cause, death or Disability or (ii) by the Executive for Good Reason, in each case, either (A) during the one-year period following a Change in Control or (B) during the six (6) month period preceding a Change in Control; provided that to the extent a termination occurs pursuant to the foregoing clause (B), the Executive shall receive the benefits described in Section 2(a) in accordance with the terms thereof and any additional benefits provided in this Section 2(d) shall be paid in accordance with the terms hereof; provided further that if a Change in Control subsequently occurs, the unpaid balance of the benefits provided in Section 2(a) shall be provided in accordance with this Section 2(d). If any termination described in this Section 2(d) occurs, the Executive (or the Executive's estate, if the Executive dies after such termination and execution of the release but before receiving such amount) shall receive the following:

(i)The Company shall pay the Executive the Accrued Compensation;

(ii)Subject to Section 2(f) and the Executive's continued compliance with the obligations in Sections 3 hereof:

(1)A lump sum payment of an amount equal to one and one-half (1.5) times the Executive's target annual cash incentive bonus for the fiscal year in which the Termination Date occurs, payable within thirty (30) days following the Termination Date

(2)The Company shall pay the Executive an amount equal to two (2) times the Executive's base salary in effect on the Termination Date, payable in a lump sum within thirty (30) days following the Termination Date; provided that to the extent a Change in Control is not a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A then, notwithstanding the foregoing, any amount payable under this Section 2(d)(ii)(2) which constitutes “nonqualified deferred compensation” for purposes of Code Section 409A shall be payable in pro-rata equal installments over the eighteen (18) month period following the Termination Date in accordance with Section 2(e) hereof;

(3)Subject to the Executive's timely election of continuation coverage under COBRA, for up to eighteen (18) months following the Termination Date, the Company shall, at its expense, provide to the Executive and the Executive's beneficiaries medical and dental benefits similar in the aggregate to the those provided to the Executive immediately prior to the Termination Date; provided, however, that the Company's obligation to provide such benefits shall cease upon the earlier of (i) the Executive's becoming eligible for such benefits as the result of employment with another employer and (ii) the expiration of the Executive's right to continue such medical and dental benefits under applicable law (such as COBRA); provided, further, that notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 2(d)(ii)(3) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and

(4)Immediate accelerated vesting of all outstanding equity-based incentive awards (using, if applicable, the goal (100%) level of achievement under the respective award agreement to determine such number).

For purposes of this Agreement, “Change in Control” shall have the meaning ascribed thereto in the Express, Inc. 2010 Incentive Compensation Plan, as amended from time to time.
(e)Except as otherwise expressly set forth herein, the amounts payable to the Executive pursuant to this Section 2 will be paid to the Executive at such times as the Executive would have otherwise been entitled to receive such amounts had the Executive not been terminated (determined in accordance with the Company's payroll practices at the time of termination) and only so long as the Executive has not breached the provisions of this Agreement or any other restrictive covenant and/or non-competition agreement between the Executive and the Company or any of its affiliates.

(f)The parties acknowledge and agree that damages that will result to the Executive for termination by the Company of the Executive's employment without Cause or by the Executive for Good Reason shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive under Section 2(a) or Section 2(d) beyond the Accrued Compensation shall constitute liquidated damages for any such termination. The Executive agrees that such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of employment. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Compensation shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in a form satisfactory to the Company. Such release must be executed and delivered (and no longer subject to revocation, if applicable) within 60 days following the Termination Date. Notwithstanding anything to the foregoing set forth herein, to the extent that the payment of any amount described in Section 2(a) or Section 2(d) constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first 60 days following the Termination Date shall not be paid until the first regularly scheduled pay period following the 60th day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(g)Executive shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise and no such payment or benefit shall be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Section 2(a)(ii)(3) or Section 2(d)(ii)(3).

(h)Except as otherwise expressly provided in this Section 2, all of the Executive's rights to salary, bonuses, fringe benefits and other compensation hereunder (if any) which accrue or become payable after the Termination Date will cease upon the Termination Date. The Executive's termination of employment with the Company for any reason shall be deemed to automatically remove the Executive, without further action, from any and all offices held by Executive with the Company or its affiliates. The Executive shall execute such additional documents as requested by the Company from time to time to evidence the foregoing.

(i)The parties intention under this Agreement is to provide severance benefits only under the circumstances expressly enumerated under Section 2 hereof. Unless otherwise determined by the Company in its sole discretion, in the event of a termination of Executive's employment with the Company for any reason (or no reason)

or at any time other than as expressly contemplated by Section 2 hereof, Executive shall not be entitled to receive any severance benefits or other further compensation from the Company hereunder whatsoever, except for the Accrued Compensation and any other rights or benefits to which Executive is otherwise entitled pursuant to the requirements of applicable law.

(j)Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive's death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company's share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(k)The Company may deduct or withhold from any amounts owing from the Company to Executive all federal, state and local income, employment or other taxes as may be required to be withheld by any applicable law or regulation.

3.Employee Covenants.

(a)For the purposes of this Section 3, the term “Company” shall include Express, LLC and all of its subsidiaries, parent companies and affiliates thereof.

(b)Confidentiality. The Executive shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean use by the Executive for the Executive's own benefit, or disclosure by the Executive to any person other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company or as may be legally required, of any confidential information relating to the business or prospects of the Company (including, but not limited to, any information and materials pertaining to any Intellectual Property as defined below); provided, however, that Unauthorized Disclosure shall not include the use or disclosure by the Executive of any publicly available information (other than information available as a result of disclosure by the Executive in violation of this Section 3(b)). This confidentiality covenant has no temporal, geographical or territorial restriction.

(c)Non-Competition. During the Non-Competition Period described below, the Executive shall not, directly or indirectly, without the prior written consent of the Company's Board, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that competes or plans to compete, directly or indirectly, with the Company or any of its products; provided, however, that the “beneficial ownership” by the Executive after termination of employment with the Company, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of Section 3(c) of this Agreement.

The “Non-Competition Period” means the period the Executive is employed by the Company plus one (1) year from the Termination Date.
(d)Non-Solicitation. During the No-Raid Period described below, the Executive shall not directly or indirectly solicit, induce or attempt to influence any employee to leave the employment of the Company, nor assist anyone else in doing so. Further, during the No-Raid Period, the Executive shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, with any person who at any time was an employee, customer or supplier of the Company, or otherwise had a business relationship with the Company.

The “No-Raid Period” means the period the Executive is employed by the Company plus one (1) year from the Termination Date.
(e)Intellectual Property. The Executive agrees that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during the Executive's employment with the Company including those developed on the Executive's own time, which relate to or are useful in the Company's business (“Intellectual Property”) shall be owned solely by the Company. The Executive understands that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the United States Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then the Executive irrevocably assigns all rights, titles and interests in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. The Executive agrees to, without any additional consideration, execute all documents and take all other actions needed to convey the Executive's complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. The Executive also agrees that the Company may alter or modify the Intellectual Property at the Company's sole discretion, and the Executive waives all right to claim or disclaim authorship. The Executive represents and warrants that any Intellectual Property that the Executive assigns to the Company, except as otherwise disclosed in writing at the time of assignment, will be the Executive's sole exclusive original work. The Executive also represents that the Executive has not previously invented any Intellectual Property or has advised the Company in writing of any prior inventions or ideas.

(f)Remedies. The Executive agrees that any breach of the terms of this Section 3 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the confidentiality provisions and the covenants not to compete and solicit contained in this Section 3 are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. The parties agree that the prevailing party shall be entitled to all costs and expenses, including reasonable attorneys' fees and costs, in addition to any other remedies to which either may be entitled at law or in equity. Should a court determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable. In the event of any violation of the provisions of this Section 3, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 3 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. In the event of a material violation by the Executive of this Section 3, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be immediately repaid to the Company.

(g)The provisions of this Section 3 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 3.

4.Successors and Assigns.

(a)This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein shall include any such successors and assigns to the Company's business and/or assets. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b)Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive's beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

5.Arbitration. Except with respect to the remedies set forth in Section 3(f) hereof, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties. The American Arbitration Association, under its Employment Arbitration Rules, shall administer the binding arbitration. The arbitration shall take place in Columbus, Ohio. The Company and the Executive each waive any right to a jury trial or to a petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement or its termination and agree that the arbitrator shall have the authority to award costs and attorney fees to the prevailing party.

6.Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the notice of termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To the Executive:
To Executive's last home address as listed in the books and records of the Company.
To the Company:
Express, LLC
1 Express Drive
Columbus, OH 43230
Attn: Executive Vice President - Human Resources

7.Settlement of Claims. The Company may offset any amounts the Executive owes it or its subsidiaries or affiliates against any amounts it owes the Executive hereunder.

8.Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

9.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof.

10.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

11.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

12.Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Code Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.
EXPRESS, LLC

By:

Name:

Title:

EXECUTIVE